UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): November 26, 2018

Capital Access Point I, Inc.
(Exact name of registrant as specified in its charter)

Delaware	82-2678507
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Shefford Advisors, LLC. 477 Madison Avenue, Sixth Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 367-7079

Send all correspondence to:

Shefford Advisors, LLC.

477 Madison Avenue, Sixth Floor

New York, New York 10022

Telephone: (212) 367-7079

Email: nshapiro@sheffordcapitalpartners.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 23, 2018, Capital Access Point, Inc. (the “Company”) entered into Share Exchange Agreement (the “Exchange Agreement”) with WXC Consultant, Inc, a QC Canada corporation (“WXC”), all of the stockholders of WXC (the “WXC Shareholders”), and our controlling stockholders pursuant to which, upon closing, we will acquire all of the outstanding shares of WXC in exchange for the issuance of 1,000,000 shares of our common stock to the WXC Shareholders (the “Share Exchange”). The shares to be issued to the WXC Shareholders in the Share Exchange shall constitute approximately 50% of our issued and outstanding shares of common stock as of and immediately after the consummation of the Share Exchange. Upon closing of the Share Exchange, in connection with the transaction, Mr. Nelson Shapiro, the Company’s President, has agreed to resign his position and the Company has agreed to issue, 750,000 shares of our common stock to Shefford Advisors, LLC.

Conditions for the closing of the Share Exchange include:

•	Representations and Warranties of WXC and the WXC Shareholders. All representations and warranties made by WXC and the WXC Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

•	Agreements and Covenants. WXC and the WXC Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

•	Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

•	No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of WXC shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

•	Other Closing Documents. The Company shall have received such certificates, instruments and documents in confirmation of the representations and warranties of WXC and the WXC Shareholders, the performance of WXC and the WXC Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

Upon closing of the Share Exchange, WXC will become our wholly owned subsidiary. The Company will cease its prior operations and engage in the business of WXC.

WXC, founded in 2013, is a full service provider of crane rental services.

The company’s skilled and competent team provides unparalleled experience in the world of lifting equipment.

WXC offers optimal solutions for any project requiring the services of complicated lifting solutions providing qualified staff on the work sites to assess all hoisting and lifting needed; along with a detailed report with the different options available to the client according to the budget, date, material availability, and geographic location.

Services can range from a simple recommendation to complete support which may include lifting plans, site management, launch a tender procedure for obtaining a crane supplier, long-term crane rental, etc.

In recent years, the executives and staff of WXC have been involved in various mining, hydroelectric, wind and civil projects in Quebec, Nord-du-Québec and Labrador.

To expand the business management intends to execute a buy-and-build strategy in heavy equipment rental industry.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Access Point I, Inc.

/s/ Nelson Shapiro
Nelson Shapiro President November 26, 2018

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